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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Ebix, Inc.
Atlanta, GA

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Post-Effective Amendment No. 1 to this Registration Statement of our report dated April 9, 2007, relating to the consolidated financial statements as of December 31, 2006 and for each of the two years in the period ended December 31, 2006, and the 2006 and 2005 schedules of Ebix, Inc. appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/BDO Seidman, LLP
Chicago, Illinois

April 7, 2008

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  Exhibit 23.2